Exhibit 99.1

News Release

STANDARD PACIFIC CORP. ANNOUNCES RESULTS OF TRANSFERABLE RIGHTS OFFERING TO STOCKHOLDERS

IRVINE, CALIFORNIA, August 28, 2008. Standard Pacific Corp. (NYSE:SPF) today announced the results of its previously announced transferable rights offering of 50 million shares of common stock at the subscription price of $3.05 per full share. The offer expired at 5 p.m., New York City time, on Friday, August 22, 2008. Rights to purchase approximately 27 million shares of the Company’s common stock were exercised for a total subscription price of approximately $83 million. Pursuant to the terms of the Investment Agreement between the Company and MP CA Homes LLC, an affiliate of MatlinPatterson Global Advisers LLC, MP CA Homes LLC is expected to purchase, in the form of preferred stock, the common stock equivalent of the approximately 23 million remaining shares not purchased in the rights offering. The Company anticipates settlement of the rights offering on September 3, 2008 and the consummation of the sale of the remaining shares to MP CA Homes LLC on September 5, 2008.

As a result of the exercise of the rights and the additional investment by MatlinPatterson, the Company will receive an aggregate of $152.5 million of cash, before transaction expenses, further improving the Company’s liquidity position.

Additional Information

Standard Pacific Corp., one of the nation’s largest homebuilders, has built homes for more than 100,000 families during its 42-year history. The Company constructs homes within a wide range of price and size targeting a broad range of homebuyers. Standard Pacific operates in many of the largest housing markets in the country with operations in major metropolitan areas in California, Florida, Arizona, the Carolinas, Texas, Colorado and Nevada. The Company provides mortgage financing and title services to its homebuyers through its subsidiaries and joint ventures, Standard Pacific Mortgage, Inc., SPH Home Mortgage and SPH Title. For more information about the Company and its new home developments, please visit our website at: www.standardpacifichomes.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding the preliminary results of the rights offering, the expected settlement date of the rights offering, MP CA Homes LLC’s purchase of the remaining rights offering shares and the expected improvement in the Company’s liquidity position. All forward-looking statements in this news release reflect the Company’s current analysis of existing facts and information and represent the Company’s judgment only as of the date of this news release. Actual events or results might differ materially from these statements due to risks and uncertainties. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required to do so by law. For a discussion of certain of the risks, uncertainties and other factors affecting the statements contained in this news release, see the Company’s most recent Quarterly Report on Form 10-Q.

Contact:

Andrew H. Parnes, Executive Vice President-Finance & CFO (949) 789-1616, aparnes@stanpac.com or Lloyd H. McKibbin, Senior Vice President & Treasurer (949) 789-1603, lmckibbin@stanpac.com.